EXHIBIT 23.1

[CASTAING, HUSSEY & LOLAN, LLC LETTERHEAD]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of IBERIABANK Corporation on Form S-8 of our report dated February 15, 2006, on our audits of the consolidated financial statements of IBERIABANK Corporation and Subsidiary as of December 31, 2005 and 2004, and for each of the three years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of the internal control over financial reporting as of December 31, 2005, appearing in the Annual Report on Form 10-K of IBERIABANK Corporation for the year ended December 31, 2005.

/s/ Castaing, Hussey & Lolan, LLC
Castaing, Hussey & Lolan, LLC
New Iberia, Louisiana
June 23, 2006

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